EXHIBIT 5.1

December 3, 2025

AIxCrypto Holdings, Inc.

5857 Owens Avenue, Suite 300

Carlsbad, California 92008

Ladies and Gentlemen:

We have acted as counsel to AIxCrypto Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Stockholders”) of up to 18,121,496 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). The 18,121,496 shares of Common Stock (the “Shares”) consist of:

(i) 337,432 shares of Common Stock issued pursuant to those certain Securities Purchase Agreements, each dated September 19, 2025, by and between the Company and certain Selling Stockholders (the “Purchase Agreements”) and (ii) 17,784,064 shares of Common Stock issuable upon conversion of 39,943 shares of Series B convertible preferred stock (the “Series B Stock”) pursuant to the Purchase Agreements.

The Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Warrants. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a) The Shares have been duly and validly issued and are fully paid and nonassessable.

The opinions expressed herein are limited to the Delaware General Corporation Law and the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,